Exhibit 10.32

SARA LEE CORPORATION

RESTRICTED STOCK UNIT GRANT NOTICE & AGREEMENT

FY 07-09 LTRSU

{Name of Participant}

(“Participant”)

This Restricted Stock Unit (RSU) Grant Notice made this {date} (“Award Date”), by Sara Lee Corporation, a Maryland Corporation (“Company”) to Participant is evidence of an award made under the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan (“Plan”) which is incorporated into this Grant Notice and Agreement by reference. A copy of the Plan has been provided to the Participant and is also available from the Sara Lee Corporate Compensation Department.

1. Restricted Stock Unit Award. Subject to the restrictions, limitations, terms and conditions specified in the FY07-09 LTRSU Program Description (“Program Description”), the Plan and this Grant Notice, the Company hereby awards to the Participant as of the Award Date:

{Number Shares Granted} restricted stock units (RSUs)

from the FY07-09 LTRSU grant

which vest as follows:

{vesting period}

which are considered Stock Awards under the Plan. These RSUs will remain restricted until the Vesting Date (“Vesting Date”). Subject to paragraphs 5 and 6 below, if you are continuously employed by the Company or any of its subsidiaries (collectively the “Sara Lee Companies”) from the Award Date until the applicable Vesting Date, this Award will vest with respect to the percentage of RSUs indicated above on that Vesting Date.

Prior to the Vesting Date, the RSUs are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise.

Acceptance of Terms and Conditions. By electronically acknowledging and accepting this Award, you agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and understand that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Sara Lee Companies directly or indirectly, or give rise to any cause of action at law or in equity against the Sara Lee Companies. In order to vest in the (Options/RSUs) described in this Agreement, you must accept this Award.

2. Dividend Equivalents. Subject to the restrictions, limitations and conditions as described in the Plan, Dividend Equivalents payable on the RSUs will be accrued in cash on behalf of the Participant at the time that dividends are otherwise paid to owners of Sara Lee Corporation common stock.

3. Distribution of the Award. If the distribution is subject to tax withholding, such taxes will be settled by withholding cash and/or a number of shares with a market value not less than the amount of such taxes. Any cash from Dividend Equivalents remaining after withholding taxes are paid will be paid in cash to the Participant. The net number of shares of Sara Lee Corporation common stock to be distributed will be delivered to the Participant’s electronic stock plan account as soon as practicable after the Vesting Date. If withholding of taxes is not required, none will be taken and the gross number of shares will be distributed. The Participant is personally responsible for the proper reporting and payment of all taxes related to distribution.

4. Election to Defer Distribution. If the distribution is subject to U.S. tax law, the Participant may elect to defer the distribution of the RSUs. Such election must be received by the Company in the form required by the Company and no later than 12 months prior to the Vesting Date. The deferral, if elected, will result in the transfer of the RSUs into the Company’s Executive Deferred Compensation Plan’s Stock Equivalent Fund in effect at the time the RSUs would have otherwise been distributed. The Executive Deferred Compensation Plan rules will govern the administration of this award beginning on the date the RSUs are credited to the Executive Deferred Compensation Plan.

5. Death, Total Disability or Retirement. If you cease active employment with the Sara Lee Companies, because of your death or permanent and total disability (as defined under the appropriate disability benefit plan if applicable), the award will vest immediately and be distributed to you or your estate as soon as practical. In the case of your attaining age 55 or older and, if you have at least 10 years of service with the Sara Lee Companies when your employment terminates or attain age 65 regardless of service, the award will continue to vest after your termination. These provisions apply only to the award granted herein; other types of RSU awards may have different provisions.

6. Involuntary Termination, Voluntary Termination and Non-Severance Event Termination. The following provisions apply only to the award granted herein; other types of RSU awards may have different provisions.

(a) Involuntary Termination. If your employment with the Sara Lee Companies is terminated by a Sara Lee Company and you are eligible to receive severance benefits under the Sara Lee Corporation Severance Plan for Corporate Officers, the Severance Pay Plan, the Severance Pay Plan for Executives, the Severance Pay Plan for Certain Events or any other written severance plan of the Corporation (collectively, a “Severance Event Termination”), you will receive a prorated portion of the non-vested shares after the Vesting Date.

In the event your employment with the Sara Lee Companies is terminated as a result of the sale, closing or spin-off of a division, business unit or other component of the Company, all RSUs will vest as of the closing date of the transaction and be distributed as soon as practicable after the closing date of the transaction, unless otherwise determined by the Corporation. This provision does not apply with respect to any transaction that would be considered a Change of Control as defined in Article X of the Plan.

(b) Voluntary Termination and Non-Severance Event Termination. If your employment terminates for reasons other than those described above (i.e., you voluntarily terminate your employment with the Sara Lee Companies or your employment is terminated by a Sara Lee Company and you are not eligible for severance pay under any of the Company’s severance plans), then this RSU award shall be canceled on the date of your termination of employment.

7. Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policies, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (i) this RSU award, to the extent it remains restricted, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) if the misconduct occurred within 6 months of a RSU Vesting Date, you shall pay to the Company in cash any financial gain you realized from the vesting of the RSU. For purposes of this section, financial gain shall equal, the fair market value of the common stock on the Vesting Date, multiplied by the number of RSUs actually distributed pursuant to this award, reduced by any taxes paid in countries other than the United States which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this RSU, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amounts you owe to the Company under this section. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement.

8. Rights as a Stockholder. You will have no rights as a stockholder with respect to any RSUs until and unless ownership of such RSUs have been transferred to you.

9. Conformity with the Plan. This award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Any inconsistencies between this Grant Notice, the Plan or the Program Description shall be resolved in accordance with the terms of the Plan. By your acceptance of this Grant Notice, you agree to be bound by all of the terms of this Grant Notice, the Plan and Program Description.

10. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Plan, this Grant Notice or the Program Description will be determined and resolved by the Compensation and Employee Benefits Committee of the Corporation’s Board of Directors (“Committee”). Such determination or resolution by the Committee will be final, binding and conclusive for all purposes.

11. Employment Rights. Nothing in the Plan, this Grant Notice or the Program Description confers on any Participant any right to continue in the employ of the Sara Lee Companies or in any way affects a Sara Lee Company’s right to terminate the Participant’s employment without prior notice any time for any reason.

12. Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

13. Miscellaneous.

(a) Modification. This RSU grant is documented by the minutes of the Committee and or as approved by the CEO for non-corporate officers, which records are the final determinant of the number of RSUs granted and the conditions of this grant. The Committee may amend or modify this RSU grant in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such RSUs, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and paragraph 14, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

(b) Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of Illinois, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Chicago, Illinois, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14. Amendment. Notwithstanding anything in the Plan, the Program Description or this Grant Notice to the contrary, this award may be amended by the Company without the consent of the Participant, including but not limited to modifications to any of the rights granted to the Participant under this award, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law.

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